CASCADE ANNOUNCES CHANGES TO MANAGEMENT

TUCSON, AZ. November 25, 2005/Marketwire/ -- Cascade Energy, Inc. (OTCBB: CSCE), announces that Mr. Chris Foster has resigned from his positions as CFO, Secretary and Treasurer of the Company, effective immediately. Mr. Foster will remain a Director but has been put on paid administrative leave by the Company. Cascade is pleased to welcome Mr. Dane Brown of North Vancouver, British Columbia to the Company as a new member of the Board of Directors.

Mr. Brown has a wide variety of interests and professional experience ranging from work in film and commercial productions to business administration. Dane most recently completed a 15-year stretch in the service industry where he worked almost exclusively with members of the public and gathered extensive experience in public relations. He has been an investor relations consultant to a number of publicly reporting companies and is presently the President of a private company that consults to the British Columbia film industry. He has previously served as VP-Corporate Development for a junior public oil and gas company and has a breadth of experience outside of the oil and gas industry that will assist the Company greatly in all aspects of its operations.

Cascade Energy is in the process of recruiting and creating appropriate committees to ensure the Company’s administration is fully Sarbanes-Oxley Act compliant. In this regard, the Company intends to fill its vacant principal officer positions with highly qualified professionals.

ABOUT CASCADE ENERGY

Cascade is an explorer for natural gas and oil. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By searching and identifying exploration and producing properties that fit the company's investment and production criteria, Cascade has formulated a strategy to prioritize assets that provide low risk, short payback period and long life reserves.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Cascade Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

William Marshall - President

Contact: William Marshall

1-888-359-9565

(Visit our website at www.cascadeenergyinc.com)